Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2017 Earnings

Conference Call Transcript August 23, 2017

Operator: Greetings, and welcome to the American Eagle Outfitters Second Quarter 2017 earnings call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on the company’s website at www.ae.com in the Investor Relations section. Here, you can also find the second quarter Investor Presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Good morning, and thank you for joining us today. I’m pleased with our progress this quarter and that we delivered sales and earnings above our guidance. This marked our 10th consecutive quarter of positive comparable sales growth. In the current environment, this is an accomplishment our team can be very proud of. The quarter was highlighted by the top line growth, although margins were pressured by incremental promotions.

As we move forward, we’re highly focused on opportunities to engage our customers, drive stronger demand, and improve profit flow through. Our e-commerce business was a positive standout once again, as we registered our 10th quarter in a row of double-digit sales growth. We saw strong online traffic at both brands. Consistent with our vision of delivering the best online shopping experience, our Web business now represents 23% of total revenue.

On the brand advertising front, we have prioritized digital marketing, which has been highly effective at attracting new customers. In a few weeks, we will launch a new rewards program. In a minute, Bob will review some of the work on our real estate portfolio, but let me reiterate that our store base is strong and highly profitable. Our stores represent a critical brand and customer touch point, and yet we are continually reviewing our portfolio, looking to optimize the fleet. The focus is on finding the right balance between stores and digital on a market-by-market basis.

Although we are operating in an environment of intense competition, I can say with confidence that we have two of the best specialty apparel brands in America. Our brands are uniquely positioned with broad consumer appeal, supported by omnichannel capabilities and infrastructure that leads the market. Our merchandise and design teams continually challenge themselves on product and fabric innovation to ensure that we are raising the bar to offer our customer the best fashion, quality and value.

In the American Eagle brand, by leveraging our strength such as our signature jeans, we see on top opportunity not only in North America but globally. The Aerie brand is emerging as one of the most exciting new concepts with the customers incredibly passionate about what Aerie stands for. We will continue to feel the momentum and look forward to realizing Aerie as a billion-dollar brand over the next few years.

In closing, I’d like to thank the amazing team of associates across AEO. Our focus is operating for position of strength and the team is highly capable and focused. I view the current environment as an opportunity where we will continue to capture market share and execute our growth strategy.

Thank you. Now I’d like to turn it over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. In the second quarter, we made progress in a number of areas as we continued to evolve the AE Brand. We saw a strong demand across all of our bottoms categories. AE Jeans performed extremely well where we saw record sales and margins again this quarter. Overall, American Eagle Brand comps were flat, which is an improvement from the first quarter trend.

Following a slower start to the quarter, we saw demand strengthen during June and July with more seasonal weather and a positive response to updated collections and promotional events. As expected, the digital business had very strong growth fueled by higher traffic and strong conversion.

Women’s apparel posted a positive mid-single digit comp with strength across most categories. Our team has done a remarkable job getting inspiration from our customers, ensuring we have the right fashion, updated fits, washes and novelty retails within a well-curated collection. Following several quarters of weak performance, men’s apparel showed improvement. We saw record performance in men’s bottoms and a good turnaround in tops. The work the team has done to evolve this business is beginning to pay off and we feel good about our prospects for continued progress.

Now, as we look ahead, we are excited about our market position and further opportunities for growth. American Eagle is clearly the go-to destination for jeans. In fact, across all demographics, we are the number two denim retailer in America. And across jeans brands, we are in second place and growing. Our strength in jeans has been a major factor in our success to-date, and we will continue to fuel our success going forward.

To be successful in this transforming environment, I believe brands must be famous for something. Our goal is for the AE Brand to be synonymous with jeans and to be the number one jeans brand. Period. We offer the best innovation, the broadest assortment, the best fits, quality and value. Although we are well-positioned today, we see significant opportunity for additional growth. For example, fewer than 40% of our transactions during the back-to-school time period currently included jeans. We see this as meaningful upside.

In a few weeks, we will be launching our revamped loyalty program immediately converting over 15 million current members and ramping up our efforts to attract new customers with a significantly upgraded overall experience. The program will be fully digital with complete integration across shopping channels and will build more levels of rewards including around AE Jeans.

As we enter the fall season, I’m very optimistic. Although it’s still early, we have seen improving trends so far this back-to-school season. And I believe we are well-positioned this year for a better second half. We have improved product and strong marketing support with exciting events, plans to engage our customers throughout the fall and holiday season. Additionally, we will continue to enhance the customer experience both online as well as in stores, where we are testing new store prototypes this fall. Thanks to my teams for their hard work.

Now I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad. Good morning, everyone. I’m very proud to report that Aerie had achieved double-digit sales growth for 14 consecutive quarters.

This quarter, we achieved a 26 comparable sales increase building on a 24% increase last year. I’m absolutely thrilled with the team’s execution and accomplishments. Our customers’ passion and support for Aerie and Aerie REAL validates our strong belief that we are uniquely positioned in the market and well-positioned for a sustained growth.

In the second quarter, we saw strength across most product categories. It was especially gratifying that the new areas of expansion such as Slim apparel including Chill. Play. Move. exceeded our expectations. We’re pleased to see so much enthusiasm around our emerging new categories. The teams did a great job identifying new trends and differentiating our collections with updated styles, silhouettes and fabric innovation.

Our categories extensions, our natural product adjacencies that complete the Aerie lifestyle. For example, our soft net tops, leggings and fleece fit perfectly within the brands, and yet we continue to focus on intimates at the core of our business. In fact, next week, we’re excited to launch a new collection, REAL Me designed with absolute comfort and movement in mind.

We saw impressive growth continue online, where we offer our customers a unique engaging and convenient shopping experience. Combined with our sister brand, AE, our customers have complete outfitting’s right at their fingertips. Currently, nearly 40% of our sales are being realized through our digital channel. As we expand our footprint in markets with new brick-and-mortar stores, we’re gaining new customers and have seen the online penetration rise dramatically in those markets.

Customer acquisition is strong, and we saw double-digit increase in our customer database. Our marketing team continues to do a great job creating a unique brand experience and inspiring our customers every day. Our Aerie customers are truly impassioned by Aerie REAL and the strong message of body positivity, which is at the center of everything we do. As we continue to grow, we are building and elevating our best talent and fueling our overall capabilities. We are bringing more and more agility and speed to our process.

Looking forward, I’m excited about how we position for the remainder of this year and we are very excited about the long-term growth and the future of Aerie. Thanks to my team, again, for their many contributions to their success.

And now I’m going to turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen; and good morning, everyone. The team managed the business well through a difficult spring season, although we’re not satisfied to report earnings below last year. Promotions were up, which increased – put increased pressure on margins as we faced a slower start and less favorable weather conditions early in the season, yet sales trends improved from the first quarter with healthier sales metrics, including positive traffic, transactions, and a higher average unit retail price. We ended the second quarter in a better inventory position with clearance units down to last year and we ended the period in a strong financial condition.

Now looking more closely at the details of the quarter. Total revenue increased 3% to $845 million from $823 million last year. Comparable sales were up 2% for the period, following a 3% increase last year. Additional sales information can be found on page 9 of the Investor Presentation.

This quarter by brand, American Eagle comps were flat and Aerie comps increased 26%. We saw a mid-single-digit increase in the average unit retail price due to product mix. The average dollar sale was down in the low-single-digits due to lower units per transaction. Online traffic was very strong. And while store traffic was negative, we saw improving trends throughout the spring season in addition to outpacing mall traffic in the second quarter. On a consolidated basis, traffic and transactions increased driving the 2% comp growth.

Adjusted gross profit decreased 4% to $294 million from $307 million last year. Gross margin rate declined 240 basis points to 34.9% of revenue. The reduction in margin was primarily due to increased promotional activity.

Buying, occupancy and warehousing costs de-leveraged 30 basis points. SG&A dollars rose 2% to $204 million compared to $200 million last year. Driven by strong sales, we leveraged SG&A expense by 20 basis points to a rate of 24.1% of revenue.

We invested in advertising, primarily digital, which was partially offset by a lower compensation expense. Depreciation and amortization increased $1 million to $40 million and deleveraged 10 basis points to 4.8% as a rate of revenue. Adjusted operating income of $50 million compared to $69 million last year, and the operating margin declined 230 basis points, 6% as a rate of revenue.

The effective tax rate decreased to 34.7% compared to 36.5% last year due to overall mix of earnings in jurisdictions with various tax rates. Adjusted EPS of $0.19 decreased 17% from $0.23 last year.

In the second quarter, we incurred restructuring-related charges totaling $21 million or approximately $0.07 per share. This consisted of restructuring charges corresponding to our initiative to close or convert company-owned and operating stores in the United Kingdom, Hong Kong and China to licensed partnerships. Additionally, the company incurred charges related to the planned exit of a joint business venture.

Now regarding inventory, which can be found on page 10 of the Investor Presentation. We ended the quarter with inventory at cost of $433 million, up 3% from last year, which was better than we expected. Ending inventory units were flat to last year, while the average unit cost was up 2%, reflecting continued investments in bottoms and Aerie Apparel. Currently, we expect third quarter ending inventory to be up in the mid-single-digits.

Capital expenditures totaled $46 million in the second quarter, and we continue to expect CapEx to be in the range of $160 million to $170 million for the year. Roughly half of the spend relates to store projects and the balance to support the digital business, omnichannel tools and general corporate maintenance.

We ended the quarter with total cash of $193 million, compared to $248 million last year. The lower cash balance is a result of share buybacks in the first quarter, which totaled $88 million. Additionally, over the past 12 months, we returned $90 million in dividends and invested $187 million in capital expenditures. The detail of our store openings and closings are on page 13 through 15 of the Investor Presentation. We are continually working to maximize our omnichannel business.

As I emphasized last quarter, we’re evaluating the fleet for closures and market consolidation on an ongoing basis. Additionally, we’re making good progress on lease negotiations, maintaining lease flexibility and successfully securing lower rents. Over the past two years, we have renegotiated or negotiated over 350 lease renewals and secured an average of 8% reduction in cash rents. Currently, nearly half or approximately 530 leases are set to expire over the course of the next three years, with 215 expiring or coming up for decision this year.

As we continue to build flexibility into our portfolio, it’s notable that our stores are highly profitable and powerful vehicles for customer acquisition and engagement. Our very best customers are multichannel customers engaging with our brands online and in stores. As an example, roughly 80% of the online returns come back to stores, where we successfully convert over 40%. In addition, 20% of those transactions are up sales. We see opportunity to move these metrics even higher.

Now looking ahead to the third quarter. We expect third quarter earnings per share of $0.36 to $0.38, which is based on comparable sales of flat to low-single-digit increase. This guidance assumes a lower merchandise margin due to increased promotions and a low-single-digit increase in SG&A dollars compared to last year. This compares to earnings per share of $0.41 last year and excludes potential impairment or restructuring charges.

We remain focused on driving quality sales, improving our profit flow-through as well as driving our strategic initiatives forward. We believe the current retail landscape offers opportunity to gain market share and leverage the strength of our brands and product offerings.

Thank you. And now we will take questions.

Operator: Thank you. [Operator Instructions] Our first question comes from line of Randy Konik with Jefferies. Please proceed with your question.

Randal J. Konik – Jefferies Analyst: Yeah. Thanks a lot. I just want to further expand upon, I guess, Aerie and then I will have a question about gross margin. Just on Aerie, obviously, great numbers, they’re accelerating, give us some perspective on how big you think those additional new younger categories in swim and apparel can be additive to the business. Give us some update on store growth goals and how you’re thinking about positioning those stores relative to the American Eagle parent.

And then, just on database management around Aerie, can you give us some perspective on how you’re trying to look at females you have in the American Eagle database and how you can try to convert them to an additional Aerie consumer?

And then lastly, just on gross margin, what’s the opportunity for merchandise margin improvement in the back half? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Okay. There’s a lot of questions, but I’m going to do my best, Randy. Okay. First and foremost, these new categories are only just emerging for us. The center of our business is still in intimates and represents over 50% of our business at this stage. But knowing that we have these other adjacency businesses, we’re pretty excited about them. And what we love about them is that there’s trends that are happening out there, i.e., fleece, and we really were able to get on that trend early and accelerate that trend. And it really offsets a little bit of softness in bras. But we’re still loving what we’re seeing in bras. And we have innovation there that we’re going to continue to use that to drive the bra business and get more customers in our product.

Going to that, I think you asked about the database. There’s still a huge runway of getting the AE girls into our brand. Very similar to the stats that Chad mentioned in getting more customers in denim, it’s a similar story just with getting that – the women’s customer in AE into our box. So huge runway there. Margins, we’ve only just begun. We’re not even fully a $500 million business. So we’re going to continue to leverage our units and get better costing as we expand into new markets. And lastly, I think I’m doing a pretty good job, by the way.

Randal J. Konik – Jefferies Analyst: Very good.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And lastly, we have – we’re only really concentrated on the East Coast. So there’s a definite correlation on when we open up a four-wall store, on what happens to the direct business. It literally ignites and opens up that market for us. So we continue to look at market opportunities that we’re not currently in, picking the right locations so that we can drive the direct business and really looking at it from a market perspective. So that’s how we’re approaching growth. The number that we’re getting to – we want to get towards is about 300 stores in total, and that includes side-by-side. And we prefer the side-by-side opportunity.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer Just to elaborate a little bit on the gross margin question, Randy, as it relates to total company, we see opportunity for merch margin to continue to improve. The trend we’ve seen from Q1 into Q2 is that the decrease to the prior year is actually decreasing or improving. We’re seeing improved IMUs as we move through Q3 and Q4. And we’re actually up against last year, an extremely promotional high markdown period. If you remember, in Q3 through Q4, you had Aero going through store liquidations and closures in addition to just huge promotional environment. We see that trend improving versus last year, too.

And just on Jen’s point as far as store and market focus, Jen and the team are very focused on expanding within markets, really leveraging the existing presence we have with one-off, two-off stores and digital there. I think I’d pointed out the statistic last quarter, where 70% of Aerie’s digital revenues came from the markets where they had a brick-and-mortar presence. So just to exemplify Jen’s point where we have a brick-and-mortar presence, digital pops and shows up in a big way.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Matthew Boss– JPMorgan Analyst: Thanks. So as we break down performance by category, women’s apparel was up mid-singles, but overall, women’s posted its first flattish comp in several quarters. What do you see as the biggest areas of opportunity by category in the back half? And then, just on cadence, if you could speak to trends you saw as the quarter progressed and maybe any comments on back-to-school so far.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, so our women’s businesses is really healthy. In total women’s, we were up mid-single-digits. And we had record-breaking bottoms business and the tops business continued to perform really well. And I think that’s important because I think we can show, we’re showing clearly in women’s over the last few quarters that we can continue to grow the bottoms business at record rates and sell tops at the same time.

We had some softness in women’s accessories. Some, I think, we did to ourselves, and some I think there was just some softness in trend in women’s accessories and similarly dresses were softer than they had been the year prior. But the total women’s apparel business both tops and bottoms is very healthy. So feeling good about that.

As back-to-school kicks in, as I said in my comments, it’s very early days. We’re a few weeks into the quarter, but it feels like the trends are improving. Back-to-school is clearly a big bottoms time period. And we’re seeing a lot of positive response to our jeans and pants assortments broadly across men’s and women’s. I think we really – the team did a great job nailing what the customer’s going to be looking for. And that just helps to fuel the total business. So I’m optimistic. And I think that those trends are going to carry through fall.

Bob mentioned it, but you’ve got to remember last fall, we were up against Aeropostale closing, which really impacted Q3. And the men’s business – the slowdown in men’s really started last fall. So we ended up being more promotional than we wanted to be. And I think with the trends we’re seeing coming out of June and July and into the early days of August, I’m definitely optimistic that we can roll over some of those promotions and further close the gap to gross margin.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And, Matt, I’d just add one last thing to Chad’s point. Our comp guidance that we gave for the quarter is in line with the performance we’ve seen quarter-to-date. Just to give you a little more specifics on that.

Operator: Operator: Thank you. Our next question comes from the line of Brian Tunick with RBC Capital Markets. Please proceed with your question.

Brian Tunick – RBC Capital Markets LLC Analyst: Thanks, and good morning. Was curious about the inventory growth. I think you’re guiding to mid-single-digits at the end of the third quarter, guys. Is that timing or is that your viewpoint of Q4 opportunities? And then, if you could talk maybe about the men’s tops business, sounds like some encouraging things are happening there. When should we expect to see the brunt of the new product flows and the timing of the deliveries on the business? Is it now? Or is it more opportunity as we head into the fourth quarter? Thanks very much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes. I will answer the inventory question. So inventory was better than we expected in the quarter, flat units, up 3%. We’re guiding to be up about 4% in Q4, driven by continued investment in bottoms, as Jen’s business, Aerie, continues to take advantage of additional lifestyle categories that are definitely in line with their target customer and resonate with that consumer.

If you break down Q3 ending inventory, just to give you some insights, AE Brand inventory is actually down 2% versus last year, and on a unit basis down 8%. Most of the increase, almost all the increase in inventory is all in Aerie. Aerie had a 26% comp in the quarter. And as Jen continues to expand in new markets with brick-and-mortar, as I mentioned, we’re anticipating digital sales to come along with that. So Aerie’s inventory growth is very much in line with their sales growth. And as a matter fact, I would argue that AE’s inventory may be a little light relative to their overall business and how we’re planning it.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of men’s, we are starting to see some of the total apparel improvements taking place in the business right now. I think it’s important to remember that we kept the men’s customer. We didn’t lose the men’s customer. Our bottoms business continued to grow throughout some of the challenging periods we were having in tops. And we have new leadership in both design and merchandising that started at the beginning of this year. And they’re going to – some of their efforts have already started to pay off in terms of really being focused on the customer and meeting the customers’ needs.

I think you’ll see really the impact of their efforts as we get into the holiday season and through on into spring. But we’re already seeing improvement with some of the work in the product architecture they’ve done. We’re seeing some pretty broad improvement across particularly the knits categories, where we can react more quickly to their new strategies. And for me, I think you can see that, just look at that picture in the window of Joey that red hoodie. He looks great. And I think as we go into September, we go up against the softer men’s business, I think we’re going to see some pretty nice results.

Operator: Thank you. Our next question comes from line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities Analyst: Hi. Thanks for taking my questions. We’ve noticed that the price points at the high-end of your women’s denim have gone significantly higher lately with $90 and $80 pairs online. Would you talk about how much of the mid-single-digit increase in AUR was driven by denim in the quarter? What kind of reception you’re seeing, the higher price points in the category, and where you see the average and max price points headed in the upcoming periods?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. I think it’s great that you’ve seen our new – that’s called the Dream Jean. It is the most spectacular jean we’ve ever produced. So thank you for letting me talk about it. The fabric is amazing in this jean. And we call it the Dream Jean because you have to pinch yourself – or you don’t have to pinch yourself because it’s real. And you’ve never looked better in a pair of jeans. So hopefully, everyone will go and buy a pair. We continue to look for opportunities to satisfy the customer with our jeans.

Our price points – in doing so, we’re committed – the brand has always been about offering value. And most of our jeans are between $39 and $59. We have a few that are higher than that. The Dream Jean is a new program that we’re trying out to see if we can reach even higher. But it’s important to realize that to the customer, we’re offering the same value in that Dream Jean that we offer in our $39 and $49 jeans. So really offer a premium product at our core price points, and this will continue to – this is an unbelievable product for that price.

In terms of the AUR improvement, or AUR growth, a lot of that is driven out of the mix into bottoms. But we aren’t seeing – we’re seeing AUR growth in jeans, but that’s more probably sort of mid-single-digit growth in the AUR in jeans. But as we mix the business more into bottoms, that does impact the total AUR.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen- Cowen & Company Analyst: Hi. On the denim frontier, how are you feeling about the breadth versus depth of your assortment? And what do you think is next in terms of keeping you separate from the pack? You’ve done a really good job with the stretch technology and the finishes and the distressed. Just curious about how you broadly see the market moving.

And the other broad question is on the digital business, over time, like on a long-time horizon, what would you speak to as the major margin drivers and the margin opportunities in terms of different investments that may need to take place and also opportunities to leverage as the business gains more scale? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Thanks, Oliver. I love talking about jeans. So we feel really good about our current assortment. As we’ve said, we continue to have record quarter after record quarter across the denim business. And as I said in the remarks, we’re number two as a denim brand and we’re number two as a denim retailer. And that just means we’re going to try harder. Our goal is clearly to be the number one denim destination. And we do that really through offering a very broad democratic assortment, offering the best quality, the best fit and the best value. I feel good about our range of fits and washes.

We could fill the whole store with what we offer in jeans. So we have the most important fits and washes in stores, and then we have a much broader assortment available to the customer online. And as part of the new store experiences, we’re even looking at how can we bring a stronger denim presence and denim experience into the stores. But we’re seeing a lot of excitement around new rises and new fits in women’s. That’s fueling a lot of growth.

And then in men’s, we’re seeing a lot of excitement around the slimmer legs. So that’s been really well received. That was a key strategy going into back-to-school. And so far, that’s been quite successful. And then I think the other big thing that is fueling the growth right now is our wash innovation. So we’ve got a great team. We’ve got a great process of testing and learning. We have by far the best fit in the business, not just an individual fit, but the best fit across all of our different silhouettes in the business. And we’ll continue to innovate fabric and offer the best quality and value. And I think that that’s going to be the way forward.

And then, on top of all that, we’re really focusing the marketing and the brand positioning around jeans. As I said, there’s so much noise out there these days with omnichannel shopping and social media and just everything going on out there. And I think for a brand to win, you have to be really synonymous with something. And the goal is for American Eagle to be synonymous with jeans and jeans to be synonymous with American Eagle. And I don’t believe we’ve reached that yet even though we have – even though we’re number two in the market, I see nothing but opportunity to continue to get more customers into our jeans and to grow the business.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Chad, the big opportunity is that only 50% of our customers buy our jeans.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Right.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: So we have another 50% to play with.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And that was a huge growth contributor to the digital business this quarter in addition to new categories that really resonate like swim within Aerie. There was a significant amount of swim product sold online. Another contributor specifically to digital business margin opportunity are things such as digital exclusive product, where it’s the only place you can get, where you don’t have to be as promotional, which is a specific strategy of ours, too. So kind of drafting growth opportunities across the entire business within digital specifically like denim and denim growth, new category growth, but then also strategies that are specific to digital we feel will help improve the digital margin.

Operator: Thank you. Our next question comes from line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Gene Vladimirov- Nomura Securities International Analyst: Good morning, guys. This is Gene Vladimirov on for Simeon. Can you give a little bit of color on the performance you’re seeing in the franchise stores? It looks like the store guide for franchise implies acceleration from last year. So just wondering what sort of trends you’re seeing there? And then, maybe can you speak to the higher advertising expense in the quarter and how we should be thinking about for the back half of the year?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So, within the franchise businesses, we’re going to open approximately 50 new franchise locations throughout the course of the year. I think year-to-date we’ve opened 22 new locations. Where we’re seeing significant growth within licensing, some store growth within existing markets of Israel, South Korea, Japan, et cetera, but really the Middle East is where we’re seeing a major increase. Performance-wise, we’re seeing a slight improvement in our Japanese-managed business. The Middle East is really fueling the growth in that business, and Israel continues to grow also. So the major markets or countries where we have a presence are contributing relatively well within the franchise business.

And as we’ve pointed out, and relative to some of the restructuring activities that we’ve undertaken and recorded charges on, we closed all of our owned locations in the UK this quarter. And we are actively looking to license the other markets where we have owned stores such as Hong Kong and China. And those are proceeding according to expectations.

So that’s really kind of an overview of the franchise business growth, where we’re seeing it, and the fact that we’re continuing to pursue, I’ll call it, the operating model changes that we’ve talked about. We’re also pursuing new markets aggressively. I’ll give you a little more insight into those as we get further into the negotiations, but we see further major market opportunities to grow the franchise business.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Dygert Morris – BMO Capital Markets Analyst: Thanks. Congratulations on the improvement, guys, and the good start to back-to-school so far.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

John Dygert Morris – BMO Capital Markets Analyst: I think this – well, I guess, this would be for Bob and/or maybe a little bit of commentary from Chad on his thoughts. We can see on the metrics, look pretty good at the store level. You’ve got improving AUR, comp transactions up, traffic up high single, that’s all consolidated. So, some of that’s Aerie, but have to say there’s really nice metrics improvements at the Eagle division as well. Wondering if you feel like you could pull back a little bit more on promos, and then one quick follow-up. What’s your thought about pulling back on promotional activity?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. John, we definitely are seeing, as we said, nice trend recently. And coming into the back half, as Bob mentioned earlier, we ended up being more promotional than we wanted to be last fall. I tend to believe a lot of times that our competitors’ promotions don’t have that much of an impact on us, but the Aero closures definitely impacted us in Q3 as well as the general slowdown in men’s and having to take the full box more promotional to try to make up for that. So if we see the trends continuing that we’re seeing now, we should definitely be able to get promotions more in line or hopefully even less than last year, which would help flow through to the gross margin.

John Dygert Morris – BMO Capital Markets Analyst: That’s super helpful. And then, comp traffic, this is sort of an extension here, I mean, comp traffic on a consolidated basis high-single-digits, I think you mentioned store traffic was down.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah.

John Dygert Morris – BMO Capital Markets Analyst: So I’m inferring that e-comm was very, very strong. Is that a good harbinger here for fall? How much do you want us to read into that?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think we’re going to see that continue, that e-commerce really – a lot of the traffic growth coming there, but what’s important is mall traffic has definitely been a headwind over the past – over many quarters, but what’s changed in Q2 that Bob mentioned is that we’re still seeing traffic down, but our traffic is better than mall traffic. And we’ve been sort of pacing with mall traffic. And it seems like we’re starting to see a little separation between the AE Brand and overall mall traffic, which I think bodes well for the second half.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez – Citigroup Analyst: Hey. Thanks, guys. Can you talk about the relationship between third quarter and fourth quarter net income? Historically, fourth quarter is a larger net income quarter for you guys. Last year that wasn’t the case. How do you look at that? Did something change last year that should change the way we think about 4Q versus 3Q? So I’m just wondering, not asking for guidance for fourth quarter, but just how to think about that from a big picture perspective, and obviously, excluding the extra week this year. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. With the extra week factored in this year in Q4, you should be thinking of Q3 net income and Q4 net income performing at somewhat comparable levels on a dollar basis. If you look at the extra week in Q4, it’s worth about $45 million in sales and $0.03 of EPS impact. But roughly, they track somewhat comparably from a net income perspective, Q3 and Q4.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Well, and last year, you also had a fourth quarter that was very promotional.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Very promotional. Right.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: The competition was going crazy.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yep.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: All the store closings, everybody was giving everything away.

Operator: Thank you. Our next question comes from line of Janet Kloppenburg with JJK Research. Please proceed with your question

Janet Kloppenburg- JJK Research Analyst: Good morning, everyone. Congrats on the progress. I was wondering, Chad, if you could talk about the likelihood that the American Eagle Brand’s comps could turn positive in the back half driven by the higher AUR denim, or perhaps, continuing progress in the men’s business. And I also wanted Jen to touch a little bit on the softness in bras you saw in the second quarter and maybe what that was related to. And I think you’re looking for improvement here in the third quarter.

And just lastly for Bob, I think you said that the third quarter guidance included in outlook for merch margins should be down in the third quarter. And I’m just wondering given the trends and the clearance levels being where they were, why we should expect that. I think Chad just said he wanted to be less promotional in the quarter. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, Janet, I’m really optimistic about the back half. For the first two quarters combined, AE was basically flat, and we had super cold temperatures for most of that entire time period that I think was definitely a headwind in the business. As we come into June and July and early days of Q3, we are running ahead of last year and I think that we should be able to see that continue. We come up against starting Q3 of this – as I said, the men’s business getting really soft, the Aero closures from last year.

If we continue to see the sort of separation between us and mall traffic and as the men’s business continues to improve, I’m definitely optimistic for our opportunity to post positive comps in the AE Brand. Now, of course, there’s things that could happen in terms of the environment and weather and whatnot. But I definitely think we have an opportunity for positive comp in Q4.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. If I can add to what Chad is saying, Chad, it only takes one program, extra program to kick in that makes all the difference. And last year, we ran short on certain goods. And so our objective this year to make sure on the right program – programs that are strong that we don’t run out early like we did last year.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And, Janet, on your point about expectations of Q3 margin being down versus LY, that’s true. That is what I said. But what we’re seeing is that being down on a basis point percentage continually decreasing from Q1 where we were 270 basis points down to Q2 where we were 240 basis points down to last year. And we expect Q3 and Q4 to continue an improved trend, but to be down versus last year, still. Why it’s down less is really driven by higher IMUs in addition to slightly lower markdowns based on some of the things that Chad referred to also.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And, Janet, regarding bras, we did see a little softness in bras for sure, really from the push-up category. Our lightly lined category still has been working for us. And we continue to innovate around that category, Janet. Bralettes, we’re definitely saturated out there in the marketplace. But the good thing there – and I’ve said this before – is bralettes continue to be in our top three departments and there’ll still be demand for them, Janet.

I just think that there was a lot out there for the customer to choose from. So what we’re going to continue to do is innovate in that category. So she’s excited about what she sees quarter-over-quarter and innovate in our core category. So we’re pretty excited about this launch coming up. You’ll see it in stores next week. So I think the customer’s going to love it.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good morning, everyone. Can you talk a little bit about the financial impact of the loyalty program and how you see that developing? And also any more clarification on the joint venture that’s being exited? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We see the loyalty program being hopefully a positive financial impact through the quarter or through the season. We’ve got our existing loyalty program coming to an end, which has some – we’ll have some coupons out there. But then, as the new program starts, that’s just rolling rewards. So customers will start earning into rewards right off the bat as opposed to getting them quarterly. So we see that as possibly some upside in the back half, but it’s not something – we want to see how it plays out. So it’s not really contemplated in our forecast.

But the loyalty program, really, we have so many customers in the program and the current one is really outdated. This new one’s going to offer much better rewards for our best customers. It’s flexible for us to update and change as we go. It’s going to be integrated with our credit program. And it really reinforces our leadership in jeans and has special rewards around jeans. So as that kicks in, we do think it should pay off with some additional sales, but that’s not contemplated in what we said today.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Hi, Dana. To answer your question on the joint venture that we’re in the middle of exiting, we tested a new retail concept that revolved around a nautical retail store and product line assortment. We tested it in approximately three stores, and the results were not in line with our expectations. So what, I think, is one of the things, many things that we’re great at as an organization is we’re constantly innovating and trying new things. But when they don’t work, we have them fail fast, and not in a material way. So this kind of falls into that category. We tested something, didn’t live up to the expectations, and we’re moving on to bigger things.

Operator: Thank you. Our next question comes from the line of Pam Quintiliano with SunTrust. Please proceed with your question.

Pam Quintiliano – Suntrust Humphrey Inc. Analyst: Hey, congratulations on the quarter and thanks for taking my question. Just had for Jen, regarding the SoHo pop-up location. Can you talk about any learnings that you may be able to apply across the broader base? And then, just when we’re thinking about your store growth, obviously, it’s tough out there for a lot of other retailers. So given you’re one of the few that’s doing well, expanding your store base, are you getting better real estate opportunities in the marketplace in terms of locations and/or terms? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: The SoHo pop-up is amazing, Pam. We are so excited about it and we love having standalone shop that’s right next door to the headquarters. So we’re always in there, learning from the customers and listening to what they want, and what they’re responding to.

The team there is phenomenal and just that whole environment, it’s exciting. And I think it’s what you read today, right? Everyone wants an experience today, what’s going to get them off the couch to get into a store, and that’s certainly what we’re going for, and it’s working out phenomenally.

What we’re going to do from there is take some of those learnings and imply it into some of our new concept stores that we’re opening up. So we like certain aspects of it. We love some of the live walls, and what have you. And like I said, it’s just – it’s a template for what we’re going to do go forward.

That said, regarding opening stores, Pam, we’re in a really great position. We’re not oversaturated. So we can really pick and choose what markets we want to be in and what locations. Obviously, going into the best centers where there still is traffic. By the way, one point is that our traffic actually – we haven’t had a problem with traffic in Aerie. They’re actually – we’re able to drive traffic. The marketing team’s doing a great job. But, again, we’re going to be very selective into what markets we go into.

And as I mentioned in my opening comments, there is that correlation, and Bob supported nicely with his figures, that once we open a store in a new market, the direct business really follows suit. So we’re going to pick and choose where we want to go strategically and that’s our strategy.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. And from a total company real estate portfolio management perspective, let’s say, a couple of things. I gave some stats over the number of leases that we renegotiated that came up for renewal over the course of the last three years, let’s say, all the way through the end of fiscal 2016 where that drove an 8% cash rent reduction, and it drove a 100-basis-point rate reduction on those – that population of deals.

What we’re seeing in recent history, and as part of our strategy, is we are able to do package deals with landlords for renegotiations, major developers where in recent history over the last two real estate committee meetings and two big packages we looked at we were actually able to reduce our rent by 400 basis points across those two deals that we recently did. So there’s clearly ability to renegotiate and drive lower rents...

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And still keep the flexibility in short-term leases.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: That’s exactly right. On top of that, we’ve maintained an average lease term of 3.7 years off those deals that we renegotiated over the course of the last three years and most recently. On top of that, yeah, we are getting better locations because we are performing better. We are driving more traffic than other special retailers in the mall. It gives us an opportunity to potentially reposition the portfolio. So where we may be sitting on the 20-yard today – 20-yard line today in an AE store, if a 50-yard line location opens up that affords us the opportunity to put in an Aerie side by side, we’re going to do it.

And we’re looking for opportunities like that. And that’s where you’re going to see a lot of the new store activity in the U.S. for AE. It’s really opportunities to either reposition on better location or on 50-yard line or better, or open up an Aerie side by side. So listen, we see this market, it’s challenging. Don’t get me wrong. We’re not happy with the results below last year. But trends are improving. And it’s giving us the opportunity to make some changes in our business and our store portfolio that I’m not sure we would have had an opportunity to before and hopefully continue to strengthen the brand and the business performance.

Operator: Thank you. Our next question comes from the line of Lindsay Drucker Mann with Goldman Sachs. Please proceed with your question.

Lindsay Drucker Mann – Goldman Sachs & Co Analyst: Hi. Thanks so much. I just first wanted to clarify on maybe part of Matt Boss’ question, which is, Chad, you talked about AE women’s apparel comps up mid-singles, but I think the reported comp was flat. So is it just accessories that were the negative piece that brought the overall women’s comp to flat, or was there something else? And my second question is just on, I think, in your prepared remarks you talked about a new store prototype. Any more details on what you’re testing, how many you’re testing and what that’s about? Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. As I mentioned before, the drag on the total women’s business was accessories and then some of the dress business in there. But accessories offset some of the gains that we had in total women’s apparel. So those are really the two pieces. Honestly, the success in women’s is really broad across all the apparel categories, all the tops and bottoms apparel category.

Yeah, we’re working on some new store prototypes that we’re pretty excited about. Jen’s got this great pop-up on Spring Street. We’re working on a similar – not similar in execution, but a similar idea of flexible and some new customer experiences here in New York that we’ll talk about as that gets closer. We’re also working on some new merchandising ideas and customer experiences in malls. So we’re testing a bunch of stuff. We hope to get these things open this fall and get some learnings.

And then next year, 2018, based on how these work, hopefully, start opening some new store designs. So it’s exciting. I think we’ve got so much opportunity in jeans. And today, as we said, fewer than half of the transactions included jean. And I don’t believe – beyond that, I don’t believe that our current store environment really speaks to our denim authority as much as it could.

And so part of what we want to do in these new store prototypes and new customer experiences is make sure that denim is really front and center and that the denim experience is as strong as it can be. And as we’ve seen in the women’s tops areas and I think we’ll see this fall on men’s tops, with the leading bottoms business, we can get the customer into jeans and then get them to buy the tops that go along with it. So I’m really optimistic about that. It’s going to be great.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: And, Melissa, we have time for one more question.

Operator: Thank you. Our final question today will come from the line of Anna Andreeva from Oppenheimer & Company. Please proceed with your question.

Anna Andreeva- Oppenheimer& Company Analyst: Great. Thanks. Good morning, and happy to have made it. Two quick questions. Follow-up on AUC, what’s driving the bigger tailwinds into the back half? And should we still expect AUC favorability for spring 2018? And then, secondly, just any initial thoughts on CapEx for next year. Should that number be coming down given potential for door closures? And just given the strong balance sheet, any updated thinking on bigger share buyback? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So, on the average unit cost question that you asked, Anna, really, again, driven by our investment in not only total bottoms business within American Eagle, but the expansion of certain apparel categories within Aerie, which is really what’s driving that. On a like-by-like basis – like-by-like product basis, we’re actually seeing about a 3% AUC decrease. So it’s really category expansion and investment in long bottoms and apparel within the Aerie business that’s driving that.

From a CapEx perspective and kind of thoughts around next year, we’re in the process of starting our budget process soon, so I don’t have a specific number for you. I anticipate, though, that number to be comparable to this year’s number or quite possibly even a little higher.

As we test the new store prototypes within American Eagle, in particular, depending upon the response and our satisfaction with those concepts, we will be looking to remodel a number of the stores in the store fleet. So I do anticipate an increase in remodel CapEx looking out to next year for sure. And we will continue to invest in our digital business accordingly.

So the number could be comparable to this year or slightly above. We haven’t really nailed our budgets down at all at this point, but I wanted to give you a little bit of directional guidance. From a share buyback perspective, within this market in this sector is crazy. Every day I look at my computer screen and see what’s going on not only across our stock in the PE that we’re living it in any given day, the volatility is unbelievable and how other retailers impact our share price is amazing to me.

Having said that, we’re always looking for opportunities to buy shares. We’re constantly – the one constant is we’ll always do stock buybacks to offset share dilution, increase share count dilution for sure. That’s at a bit minimum. And we kind of – listen, you can’t time the market, you can’t try to play out to the bottom. We are always looking to return to shareholders through both dividends and share buybacks. We always maintain that flexibility, I guess, is what I’d say, but don’t have any specific plans that we can communicate at this point.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Melissa, that’s it.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.